Exhibit 4.16

Addendum 14 to the

Lease Agreement dated 6/30/99 and 2/21/2001, including addenda

Expansion of offices Mechelen Campus Tower – 2nd half of 9th Floor

Between:

(1)           Intervest Offices & Warehouses NV, Regulated Real Estate Company (Gereglementeerde Vastgoedvennootschap, GVV), with registered office in 2600 Berchem (Antwerp), Uitbreidingstraat 66, registered in the Register of Legal Entities (Antwerp) under number 0458.623.918, represented in this by three Executive Committee members, i.e., (1) Jean-Paul Sols BVBA, CEO, represented here by its permanent representative, Mr. Jean-Paul Sols; (2) Ms. Inge Tas, CFO; and (3) Luc Feyaerts BVBA, COO, represented here by its permanent representative, Mr. Luc Feyaerts, further referred to as the “Landlord” and

(2)           Galapagos NV, with registered office in 2800 Mechelen, Generaal de Wittelaan L11 A3, registered in the Register of Legal Entities (Antwerp, Mechelen department) under number 0466.460.429, represented here by Mr. Onno van de Stolpe, CEO, further referred to as the “Tenant”,

Will first be outlined as follows:

(A)          In the private Lease Agreement of 6/30/1999, followed by the notarial Lease Agreement of 2/21/2001, and Addenda 1 and 2, the Tenant has leased from the then owner, Innotech NV in Mechelen, 1,542 m² of office space, with 40 parking spaces, located in the Intercity Business Park in Mechelen-Noord, Generaal de Wittelaan L11 A3, lot 1, on the first floor, for a fixed period of 15 years, commencing on 6/1/2000, to end on 5/31/2015.

(B)          Innotech NV merged with Perifund CVA on 6/29/2001, at which time the name was also changed to Intervest Offices NV.

(C)          In Agreement “Addendum 3” of 2/13/2004, the Tenant additionally leased 322 m² of office space in the same building plus 7 parking spaces, commencing on 12/1/2003, to end on 5/31/2015.

(D)          In Addendum 4 of 8/1/2005, the Landlord temporarily made available to the Tenant ± 20 m² of floor space located in a larger warehouse on Generaal De Wittelaan 9 in Mechelen.

(E)           In Addendum 5 of 3/23/2006, the provision under Addendum 4 was prematurely terminated and the Tenant additionally leased a warehouse of ± 100 m² in the same building on Generaal De Wittelaan L11 A3 in Mechelen, commencing on 3/1/2006, to end on 5/31/2015.

(F)          In Addendum 6 of 2/6/2007, the Tenant additionally leased warehouse space of ± 213 m² in the same building, commencing on 2/1/2007, to end on 5/31/2015.

(G)         In Addendum 7 of 1/31/2008, the Tenant additionally leased office space and sanitary facilities of ± 513 m², reception space of ± 116 m² and storage space of ± 27 m² in the same building, along with 24 parking spaces, commencing on 1/1/2008, to end on 5/31/2015.

(H)         In Addendum 8 of 7/14/2009, the Tenant additionally leased office space with private kitchen of ± 716 m² in the same building, commencing on 7/1/2009, to end on 5/31/2015.

(I)           In Addendum 9 of 9/30/2011, the aforementioned Lease Agreements of 6/30/99 and 2/21/2001 and all the Addenda were extended by 9 years, starting from 6/1/2015 to 5/31/2024, with an additional 458 m² of office space leased on the ground floor, and the premature termination of the lease for 716 m² of office space plus kitchen.

(J)           In Addendum 10 of 9/30/2011, the Tenant leased the following additional spaces, in the adjacent building located in Mechelen, Generaal De Wittelaan 21: 753 m² of laboratory space on the 2nd floor, plus ± 83 m² of the common entrance and hallways on the ground floor, plus 2 technical storage areas of ± 60 m² and +/- 760 m² of laboratory space on the 1st floor and 10 parking spaces.

(K)         In Addendum 11 of 5/15/2012, the lease of 30 m² storage space was terminated.

(L)          In Addendum 12 of 8/8/2013, the Tenant additionally leased the following in the building located in Mechelen, Generaal De Wittelaan 11A: 398 m² of office space, 156 m² of storage space and 20 outdoor parking spaces, commencing on 9/1/2013.

(M)         In Addendum 13 of 4/28/2016, the Tenant additionally leased the following in the building located in Mechelen, Schaliënhoevedreef 20T: 866 m² of office space on the 10th floor and 433 m² on the 9th floor, as well as 30 indoor and 10 outdoor parking spaces, commencing on 6/1/2016.

(N)         To date, the Tenant is leasing 6,128 m² of office space, 116 m² of reception space, 526 m² of storage space, 111 outdoor parking spaces and 30 indoor parking spaces.

This having been outlined, it is agreed as follows:

1            Leased property

1.1           In extension of aforementioned leases, the Landlord presents the following spaces for lease to the Tenant, who accepts, in aforementioned building located in Mechelen, Schaliënhoevedreef 20T:

(a)          ± 433 m² on the 9th floor (connected to the section already leased on the same floor), as indicated on the attached plan (Appendix 1);

(b)         16 indoor parking spaces, numbered 336 through 344, 399 through 403 and 443 through 444, as indicated on the attached plan (Appendix 2); and

(c)          5 outdoor parking spaces, numbered 773 through 777, as indicated on the attached plan (Appendix 3), further referred to as the “Leased Property”.

1.2           The leased areas are not guaranteed in terms of surface area of more or less, so representing an advantage or disadvantage for the Tenant.

1.3           The Leased Property will be leased in the condition in which it is found and which is known by the Tenant, provided, however, that the Landlord undertakes to carry out the adjustments described in Article 5. The Tenant declares to have viewed and inspected the Leased Property.

1.4           An initial inventory has already been created at joint expense by the expert agency, Thomas Collin. The expert agency fees were borne by the Landlord and the Tenant, each for half.

2            Duration

2.1           The present Addendum 13 shall enter into force on January 1, 2017, to end on May 31, 2024, like the other aforementioned Contracts plus Addenda.

2.2           Notwithstanding the foregoing:

2.2.1          the Landlord will grant the Tenant access to the Leased Property between the date of signing this Addendum by both parties (the “Signature Date”), in order to allow the Tenant to prepare the Leased Property for use before the effective date of this Addendum; and

2.2.2          the current Article 2 and Article 5 enter into force as of the Signature Date.

2.3           The Tenant shall have the right to terminate the lease by 5/31/2020, provided that a notice is sent by registered mail at least six months in advance.

3            Lease price

3.1           The lease price amounts to:

(a)          for the offices: €145/m² per annum, which is €62,785 per annum;

(b)         for the indoor parking spaces: €875/parking space per annum, which is €14,000 per annum;

(c)          for the outdoor parking spaces: €450/parking space per annum, which is €2,250 per annum; which is, in total, €79,035 per annum or €19,758.75 per quarter

3.2           The annual indexation of this lease price will take place on January 1 of each year (and for the first time on January 1, 2018), with the base index of December 2016.

4            Bank guarantee

The Tenant shall, within one month after the signing of this Addendum, increase the amount of the existing bank guarantee by an amount equal to 6 months lease or €39,517.50.

5            Adjustments

The Landlord undertakes to carry out the following work at its own expense within the shortest possible reasonable time after the signing of this Agreement, and no later than January 1, 2017:

(a)          painting fixed walls where necessary, repairing small damages and thorough cleaning of floors and floor coverings (insofar as this has not yet occurred);

(b)         replacing the number of floor plates without openings, desired by the Tenant, with floor plates with openings and vice versa.

6            Commercial Compensation

6.1           For the commercial title, the Landlord allocates to the Tenant the following compensation: a budget valued at €52,000 (including VAT), to be used freely by the Tenant; this budget will be transferred via credit notes on the first lease invoices.

6.2           In the event that the Tenant would effectively make use of his termination option by 5/31/2020, he will have to pay back to the Landlord an amount of €22,167, within the month after the start of the termination.

7            Preferential right to 8th floor

The Landlord hereby allocates to the Tenant a preferential right to the 8th floor of aforementioned building located in Mechelen, Schaliënhoevedreef 20T (hereinafter the “8th Floor”). This means that when the Landlord has a candidate tenant for the 8th Floor or a part of it, the Landlord will give priority to the Tenant to lease the 8th Floor at the same terms and conditions. For this purpose:

(a)          the Landlord will inform the Tenant via registered letter of the terms and conditions against which a candidate tenant is prepared to lease the 8th Floor (or a part of it);

(b)         the Tenant will have an option for thirty (30) days, to be calculated starting from the receipt of the aforementioned registered letter (the “Option Period”), in order to lease the relevant space at the same terms and conditions (hereinafter the “Option”);

(c)          the Tenant will be able to exercise the Option by informing the Landlord within the Option Period of the intention to lease the 8th floor (or the relevant part of it) at the proposed terms and conditions;

(d)         if the Tenant exercises the Option in accordance with paragraph (c) above, parties will consult in good faith to contractually establish the lease of the additional space;

(e)          if the Tenant has not exercised the Option within the Option Period, the Landlord is permitted to lease the relevant space to the candidate tenant.

8            Exchange of indoor parking spaces

Parties agree to exchange indoor parking space no. 464, leased in Addendum 13, with indoor parking space no. 404, as indicated on the attached plan (Appendix 2)

9            General Provision

9.1           For the rest, all the provisions of the aforementioned Lease Agreements of 06/30/1999 and 2/21/2001 and all Addenda will remain fully in force and will also apply to the current Agreement, insofar as these have not been deviated from in the current Addendum.

9.2           The Landlord will have this Addendum registered, where the registration fees are at the Tenant's expense.

9.3           The registration duties amount to 0.20% and are calculated on the combined amount of the lease price and the joint charges for the entire duration of this Agreement. For tax purposes, the joint charges that are imposed based on this Addendum are estimated at 5% of the additional lease fee.

[Signature page follows]

Thus drawn up in triplicate on December 12, 2016, whereby each party acknowledges having received his copy, with one copy intended for registration.

The Landlord
Intervest Offices & Warehouses NV:

/s/ Jean-Paul Sols	/s/ Inge Tas
Jean-Paul Sols BVBA CEO represented by Mr. Jean-Paul Sols permanent representative	Ms. Inge Tas CFO

/s/ Luc Feyaerts
Luc Feyaerts BVBA COO represented by Mr. Luc Feyaerts permanent representative

The Tenant
Galapagos NV:

/s/ Onno van de Stolpe
Mr. Onno van de Stolpe CEO

Appendices:

1.           Plan of leased property

2.           Plan of indoor parking spaces

3.           Plan of outdoor parking spaces

Appendix 1: Plan of the Leased Property

N
0 1 2 3 4 5m

9

Danish

9.21 9.22
9.19 9.20
9.25 9.26
9.23 9.24
9.29 9.30
9.27 9.28
9.31 9.32
9.17 9.18
9.15 9.16
9.13 9.14
9.11 9.12
9.09 9.10
9.07 9.08
9.05 9.06
9.03 9.04
9.01 9.02
Bohlin
483
9.33
9.34
9.35
9.36
9.37
9.38
9.39
9.40
9.41
9.42
9.43
280
113
136
102
118
1007
White Board
Plasma
Plasma

Appendix 2: Plan of indoor parking spaces

Appendix 3: Plan of outdoor parking spaces